Pricing Supplement (To Prospectus dated December 31, 2019, Prospectus Supplement dated December 31, 2019 and Product Supplement EQUITY-1 dated January 3, 2020) Dated May 4, 2022	Filed Pursuant to Rule 424(b)(2) Series A Registration Statement No. 333-234425

BofA Finance LLC $18,972,020 Trigger Callable Yield Notes Linked to the S&P 500® Index Due August 9, 2023 Fully and Unconditionally Guaranteed by Bank of America Corporation
Investment Description
The Trigger Callable Yield Notes linked to the S&P 500® Index (the “Underlying”) due August 9, 2023 (the “Notes”) are senior unsecured obligations issued by BofA Finance LLC (“BofA Finance” or the “issuer”), a direct, wholly-owned subsidiary of Bank of America Corporation (“BAC” or the “Guarantor”), which are fully and unconditionally guaranteed by the Guarantor. The Notes will pay a Coupon Payment, regardless of the performance of the underlying asset, on each monthly Coupon Payment Date. Beginning in August 2022, on any Coupon Payment Date prior to the Maturity Date, the issuer may, in its sole discretion, call the Notes in whole, but not in part, and pay you the Stated Principal Amount plus the Coupon Payment otherwise due on such Coupon Payment Date, and no further amounts will be owed to you. If the Notes have not previously been called, at maturity, the amount you receive will depend on the Final Value of the Underlying on the Final Observation Date. If the Final Value on the Final Observation Date is greater than or equal to the Downside Threshold, you will receive the Stated Principal Amount at maturity (plus the final Coupon Payment). However, if the Notes have not been called prior to maturity and the Final Value on the Final Observation Date is less than the Downside Threshold, although you will receive the final Coupon Payment, you will receive less than the Stated Principal Amount at maturity, resulting in a loss that is proportionate to the decline in the closing level of the Underlying from the Trade Date to the Final Observation Date, up to a 100% loss of your investment. Investing in the Notes involves significant risks. You may lose a substantial portion or all of your initial investment. All payments on the Notes will be based on the performance of the Underlying. You will not receive dividends or other distributions paid on any stocks included in the Underlying or participate in any appreciation of the Underlying. The contingent repayment of the Stated Principal Amount applies only if you hold the Notes to maturity or earlier call by the issuer. Any payment on the Notes, including any repayment of the Stated Principal Amount, is subject to the creditworthiness of BofA Finance and the Guarantor and is not, either directly or indirectly, an obligation of any third party.

Features				Key Dates
❑   Coupon Payment — Regardless of the performance of the Underlying, we will pay you a Coupon Payment on each monthly Coupon Payment Date.
❑   Issuer Callable — Beginning in August 2022, on any Coupon Payment Date prior to the Maturity Date, the issuer may, in its sole discretion, call the Notes in whole, but not in part, and pay you the Stated Principal Amount plus the Coupon Payment otherwise due on such Coupon Payment Date. If the Notes are not called, investors may have full downside market exposure to the Underlying at maturity.
❑   Downside Exposure with Contingent Repayment of Principal at Maturity — If the Notes are not called prior to maturity and the Final Value on the Final Observation Date is greater than or equal to the Downside Threshold, you will receive the Stated Principal Amount at maturity (plus the final Coupon Payment). However, if the Final Value on the Final Observation Date is less than the Downside Threshold, although you will receive the final Coupon Payment, you will receive less than the Stated Principal Amount of your Notes at maturity, resulting in a loss that is proportionate to the decline in the closing level of the Underlying  from the Trade Date to the Final Observation Date, up to a 100% loss of your investment.
Any payment on the Notes is subject to the creditworthiness of BofA Finance and the Guarantor.
			Trade Date[1] Issue Date[1] Coupon Payment Dates[2] Final Observation Date[2] Maturity Date	May 4, 2022 May 9, 2022 Monthly, beginning on June 8, 2022 August 4, 2023 August 9, 2023
[1] See “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement for additional information. [2] See page PS-6 for additional details.
NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. BOFA FINANCE IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BOFA FINANCE THAT IS GUARANTEED BY BAC.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “RISK FACTORS’’ BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT, PAGE PS-5 OF THE ACCOMPANYING PRODUCT SUPPLEMENT, PAGE S-5 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 7 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering
We are offering Trigger Callable Yield Notes linked to the S&P 500® Index  due August 9, 2023. If the notes are not called prior to maturity, the payment at maturity on the Notes will be based on the performance of the Underlying. The Notes are our senior unsecured obligations, guaranteed by BAC, and are offered for a minimum investment of 100 Notes (each Note corresponding to $10.00 in Stated Principal Amount) at the Public Offering Price described below.

Underlying	Coupon Rate	Initial Value	Downside Threshold	CUSIP / ISIN
S&P 500® Index (Ticker: SPX)	6.00% per annum	4,300.17	2,580.10, which is 60% of the Initial Value (rounded to two decimal places)	09710G692 / US09710G6926
See “Summary” in this pricing supplement. The Notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Notes or the guarantee, or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes and the related guarantee of the Notes by the Guarantor are unsecured and are not savings accounts, deposits, or other obligations of a bank. The Notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks.
	Public Offering Price	Underwriting Discount(1)	Proceeds (before expenses) to BofA Finance
Per Note	$10.00	$0.10	$9.90
Total	$18,972,020.00	$189,720.20	$18,782,299.80
(1) The underwriting discount is $0.10 per Note. BofA Securities, Inc. (“BofAS”), acting as principal, has agreed to purchase from BofA Finance, and BofA Finance has agreed to sell to BofAS, the aggregate principal amount of the Notes set forth above for $9.90 per Note. UBS Financial Services Inc. (“UBS”), acting as a selling agent for sales of the Notes, has agreed to purchase from BofAS, and BofAS has agreed to sell to UBS, all of the Notes for $9.90 per Note. UBS will receive an underwriting discount of $0.10 per Note for each Note it sells in this offering. UBS proposes to offer the Notes to the public at a price of $10.00 per Note. For additional information on the distribution of the Notes, see “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement.
The initial estimated value of the Notes is less than the public offering price. The initial estimated value of the Notes as of the Trade Date is $9.888 per $10 in Stated Principal Amount. See “Summary” on page PS-4 of this pricing supplement, “Risk Factors” beginning on page PS-7 of this pricing supplement and “Structuring the Notes” on page PS-18 of this pricing supplement for additional information.  The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy.
UBS Financial Services Inc.	BofA Securities

Additional Information about BofA Finance LLC, Bank of America Corporation and the Notes
You should read carefully this entire pricing supplement and the accompanying product supplement, prospectus supplement and prospectus to understand fully the terms of the Notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the Notes. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.  If information in this pricing supplement is inconsistent with the product supplement, prospectus supplement or prospectus, this pricing supplement will supersede those documents. You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the Notes.
The information in the “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. You should rely only on the information contained in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. None of us, the Guarantor, BofAS or UBS is making an offer to sell these Notes in any jurisdiction where the offer or sale is not permitted.  You should assume that the information in this pricing supplement and the accompanying product supplement, prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.
Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement, prospectus supplement and prospectus.  Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC (or any other affiliate of BofA Finance).
The above-referenced accompanying documents may be accessed at the following links:
♦
Product supplement EQUITY-1 dated January 3, 2020:
https://www.sec.gov/Archives/edgar/data/70858/000119312520001483/d836196d424b5.htm
♦
Series A MTN prospectus supplement dated December 31, 2019 and prospectus dated December 31, 2019:
https://www.sec.gov/Archives/edgar/data/70858/000119312519326462/d859470d424b3.htm
The Notes are our senior debt securities. Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, and the related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, in each case, except obligations that are subject to any priorities or preferences by law. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

Investor Suitability
The Notes may be suitable for you if, among other considerations:
♦
You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.
♦
You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that will have the full downside market risk of an investment in the Underlying.
♦
You understand and accept the risks associated with the Underlying.
♦
You believe the Final Value will be greater than or equal to the Downside Threshold on the Final Observation Date, and, if the Final Value is below the Downside Threshold on the Final Observation Date, you can tolerate a loss of all or a substantial portion of your investment.
♦
You can tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.
♦
You understand that your return will be based on the performance of the Underlying.
♦
You are willing to hold Notes that may be called early by the issuer in its sole discretion, regardless of the closing level of the Underlying, on any Coupon Payment Date on or after the August 2022 Coupon Payment Date and prior to the Maturity Date, and you are otherwise willing to hold such Notes to maturity.
♦
You are willing to make an investment whose positive return is limited to the Coupon Payments, regardless of the potential appreciation of the Underlying, which could be significant.
♦
You are willing and able to hold the Notes to maturity, and accept that there may be little or no secondary market for the Notes.
♦
You are willing to forgo dividends or any other distributions paid on the stocks included in the Underlying.
♦
You are willing to assume the credit risk of BofA Finance and BAC for all payments under the Notes, and understand that if BofA Finance and BAC default on their obligations, you might not receive any amounts due to you, including any repayment of the Stated Principal Amount.

The Notes may not be suitable for you if, among other considerations:
♦
You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.
♦
You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that will have the full downside market risk of an investment in the Underlying.
♦
You require an investment designed to guarantee a full return of the Stated Principal Amount at maturity.
♦
You do not understand or are not willing to accept the risks associated with the Underlying.
♦
You believe the Final Value will be less than the Downside Threshold on the Final Observation Date, exposing you to the full downside performance of the Underlying.
♦
You cannot tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.
♦
You are unwilling to accept that your return will be based on the performance of the Underlying.
♦
You are unwilling to hold Notes that may be called early by the issuer in its sole discretion, regardless of the closing level of the Underlying, on any Coupon Payment Date on or after the August 2022 Coupon Payment Date and prior to the Maturity Date, or you are otherwise unable or unwilling to hold such Notes to maturity.
♦
You seek an investment that participates in the full appreciation of the Underlying and whose positive return is not limited to the Coupon Payments.
♦
You seek an investment for which there will be an active secondary market.
♦
You prefer to receive the dividends and any other distributions paid on the stocks included in the Underlying.
♦
You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.
♦
You are not willing to assume the credit risk of BofA Finance and BAC for all payments under the Notes, including any repayment of the Stated Principal Amount.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “The Underlying” herein for more information on the Underlying. You should also review carefully the “Risk Factors” section herein for risks related to an investment in the Notes.

Summary
Issuer	BofA Finance
Guarantor	BAC
Public Offering Price	100% of the Stated Principal Amount
Stated Principal Amount	$10.00 per Note
Minimum Investment	$1,000 (100 Notes)
Term	Approximately fifteen months, unless earlier called
Trade Date[1]	May 4, 2022
Issue Date[1]	May 9, 2022
Final Observation Date[1]	August 4, 2023, subject to postponement as described under “Description of the Notes—Certain Terms of the Notes—Events Relating to Calculation Days” in the accompanying product supplement.
Maturity Date	August 9, 2023
Underlying	S&P 500® Index (Ticker: SPX)
Issuer Call Feature
Beginning in August 2022, the issuer may, in its sole discretion, call the Notes in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date upon not less than five (5) business days’ but not more than 60 calendar days’ notice prior to such Coupon Payment Date.
If the Notes are called, on the applicable Coupon Payment Date we will pay you a cash payment per $10.00 Stated Principal Amount equal to the Stated Principal Amount plus the Coupon Payment otherwise due on such Coupon Payment Date.
If the Notes are called, no further payments will be made on the Notes.

Coupon Payment Dates	See “Coupon Payment Dates” on page PS-6.
Coupon Payment/Coupon Rate
We will pay a Coupon Payment on each monthly Coupon Payment Date.
Each Coupon Payment will be in the amount of $0.05 for each $10.00 Stated Principal Amount (based on the per annum Coupon Rate of 6.00%) and will be payable on the related Coupon Payment Date.

Payment At Maturity (per $10.00 Stated Principal Amount)
If the Notes are not called prior to maturity and the Final Value on the Final Observation Date is greater than or equal to the Downside Threshold, on the Maturity Date we will pay you the Stated Principal Amount.
If the Notes are not called prior to maturity and the Final Value on the Final Observation Date is less than the Downside Threshold, we will pay you a cash payment on the Maturity Date that is less than your Stated Principal Amount and may be zero, resulting in a loss that is proportionate to the negative Underlying Return, equal to:
$10.00 × (1 + Underlying Return)
Accordingly, you may lose all or a substantial portion of your Stated Principal Amount at maturity, depending on how significantly the Underlying declines.
In each case described above you will also receive the final Coupon Payment.

Underlying Return	Final Value — Initial Value Initial Value
Downside Threshold	60% of the Initial Value, as specified on the cover page of this pricing supplement.
Initial Value	The closing level of the Underlying on the Trade Date, as specified on the cover page of this pricing supplement.
Final Value	The closing level of the Underlying on the Final Observation Date.
Calculation Agent	BofAS, an affiliate of BofA Finance.
Selling Agents	BofAS and UBS.
Events of Default and Acceleration
If an Event of Default, as defined in the senior indenture relating to the Notes and in the section entitled “Description of Debt Securities— Events of Default and Rights of Acceleration” beginning on page 22 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “—Payment at Maturity” above, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Final Observation Date were the third trading day prior to the date of acceleration. The final Coupon Payment will be prorated by the calculation agent to reflect the length of the final coupon payment period. In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.

1 See “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement for additional information.

Investment Timeline

Trade Date	The closing level of the Underlying (its Initial Value) is observed, the Coupon Payment/Coupon Rate is set and the Downside Threshold for the Underlying is determined.

Monthly (callable by the issuer in its sole discretion beginning in August 2022)
We will pay a Coupon Payment on each Coupon Payment Date.
Beginning in August 2022, the issuer may, in its sole discretion, call the Notes in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date upon not less than five (5) business days’ but not more than 60 calendar days’ notice prior to such Coupon Payment Date.
If the Notes are called, on the applicable Coupon Payment Date we will pay you a cash payment per $10.00 Stated Principal Amount equal to the Stated Principal Amount plus the Coupon Payment otherwise due on such Coupon Payment Date.
If the Notes are called, no further payments will be made on the Notes.

Maturity Date (if not previously called)
If the Notes are not called prior to maturity, the Final Value will be observed on the Final Observation Date.
If the Final Value on the Final Observation Date is greater than or equal to the Downside Threshold, on the Maturity Date we will pay you the Stated Principal Amount.
If the Final Value on the Final Observation Date is less than the Downside Threshold, on the Maturity Date we will pay you a cash payment that is less than your Stated Principal Amount and may be zero, resulting in a loss that is proportionate to the negative Underlying Return, equal to:
$10.00 × (1 + Underlying Return)
In each case described above you will also receive the final Coupon Payment.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. YOU WILL BE EXPOSED TO THE MARKET RISK OF THE UNDERLYING AND ANY DECLINE IN THE LEVEL OF THE UNDERLYING MAY NEGATIVELY AFFECT YOUR RETURN. THE CONTINGENT REPAYMENT OF THE STATED PRINCIPAL AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY OR EARLIER CALL BY THE ISSUER. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF BOFA FINANCE AND THE GUARANTOR.

Coupon Payment Dates
Coupon Payment Dates
June 8, 2022*
July 7, 2022*
August 8, 2022
September 8, 2022
October 6, 2022
November 8, 2022
December 7, 2022
January 6, 2023
February 8, 2023
March 8, 2023
April 6, 2023
May 8, 2023
June 7, 2023
July 7, 2023
August 9, 2023*
*The Notes are NOT callable by the issuer until the third Coupon Payment Date, which is August 8, 2022, and will NOT be callable by the issuer on the Maturity Date (August 9, 2023).

Risk Factors
Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-5 of the accompanying product supplement, page S-5 of the accompanying prospectus supplement and page 7 of the accompanying prospectus identified on page PS-2 above.
Structure-related Risks
♦
Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Notes at maturity. If the Notes are not called prior to maturity and the Final Value is less than the Downside Threshold, at maturity, you will lose 1% of the Stated Principal Amount for each 1% that the Final Value is less than the Initial Value. In that case, you will lose a significant portion or all of your investment in the Notes.

♦
The limited downside protection provided by the Downside Threshold applies only at maturity. You should be willing to hold your Notes to maturity. If you are able to sell your Notes in the secondary market prior to a call or maturity, you may have to sell them at a loss relative to your initial investment even if the level of the Underlying at that time is equal to or greater than the Downside Threshold. All payments on the Notes are subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

♦
Your return on the Notes is limited to the return represented by the Coupon Payments over the term of the Notes.  Your return on the Notes is limited to the Coupon Payments paid over the term of the Notes, regardless of the extent to which the closing level of the Underlying at any time exceeds the Initial Value. Similarly, the amount payable at maturity or upon a call will never exceed the sum of the Stated Principal Amount and the applicable Coupon Payment, regardless of the extent to which the closing level or Final Value of the Underlying, as applicable, exceeds the Initial Value. In contrast, a direct investment in the securities included in the Underlying would allow you to receive the benefit of any appreciation in their values.  Thus, any return on the Notes will not reflect the return you would realize if you actually owned those securities and received the dividends paid or distributions made on them.

♦
The Notes are subject to a potential early call, which would limit your ability to receive the Coupon Payments over the full term of the Notes.   Beginning in August 2022, on each Coupon Payment Date prior to the Maturity Date, at our option, we may redeem your Notes in whole, but not in part. If the Notes are called prior to the Maturity Date, you will be entitled to receive the Stated Principal Amount plus the Coupon Payment otherwise due on such Coupon Payment Date. In this case, you will lose the opportunity to continue to receive Coupon Payments after the date of the early call. If the Notes are called prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Notes. Even if we do not exercise our option to redeem your Notes, our ability to do so may adversely affect the market value of your Notes. It is our sole option whether to redeem your Notes prior to maturity on any Coupon Payment Date and we may or may not exercise this option for any reason. Because of this, the term of your Notes could be anywhere between three and fifteen months.

It is more likely that we will call the Notes in our sole discretion prior to maturity to the extent that the expected Coupon Payments payable on the Notes are greater than the coupon that would be payable on other instruments issued by us of comparable maturity, terms and credit rating trading in the market. The greater likelihood of us calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in another investment that provides a similar yield with a similar level of risk. We are less likely to call the Notes prior to maturity when the expected Coupon Payments payable on the Notes are less than the coupon that would be payable on other comparable instruments issued by us. Therefore, the Notes are more likely to remain outstanding when the expected Coupon Payments payable on the Notes are less than what would be payable on other comparable instruments and when your risk of not receiving a coupon is relatively higher.
♦
Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money. In addition, if interest rates increase during the term of the Notes, the Coupon Payment (if any) may be less than the yield on a conventional debt security of comparable maturity.

♦
Any payment on the Notes is subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the Notes.  The Notes are our senior unsecured debt securities. Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor. The Notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of all payments on the Notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the applicable payment date, regardless of the closing level or Final Value of the Underlying as compared to the Downside Threshold or Initial Value, as applicable. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be on the Maturity Date. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of the Notes and you could lose all of your initial investment.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date may adversely affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the value of the Underlying, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.
♦
We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Notes in the ordinary course. Therefore, our ability to make payments on the Notes may be limited.

Valuation and Market-related Risks
♦
The public offering price you are paying for the Notes exceeds their initial estimated value. The initial estimated value of the Notes that is provided on the cover page of this pricing supplement is an estimate only, determined as of the Trade Date by reference to our and our affiliates' pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the level of the Underlying, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in "Structuring the Notes" below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.

♦
The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying, our and BAC’s creditworthiness and changes in market conditions.

♦
The price of the Notes that may be paid by BofAS in any secondary market (if BofAS makes a market, which it is not required to do), as well as the price which may be reflected on customer account statements, will be higher than the then-current estimated value of the Notes for a limited time period after the Trade Date. As agreed by BofAS and UBS, for approximately a three-month period after the Trade Date, to the extent BofAS offers to buy the Notes in the secondary market, it will do so at a price that will exceed the estimated value of the Notes at that time.  The amount of this excess, which represents a portion of the hedging-related charges expected to be realized by BofAS and UBS over the term of the Notes, will decline to zero on a straight line basis over that three-month period.  Accordingly, the estimated value of your Notes during this initial three-month period may be lower than the value shown on your customer account statements.  Thereafter, if BofAS buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to its pricing models at that time. Any price at any time after the Trade Date will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying and the remaining term of the Notes.  However, none of us, the Guarantor, BofAS or any other party is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.

♦
We cannot assure you that a trading market for your Notes will ever develop or be maintained.  We will not list the Notes on any securities exchange.  We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.

The development of a trading market for the Notes will depend on the Guarantor’s financial performance and other factors, including changes in the level of the Underlying. The number of potential buyers of your Notes in any secondary market may be limited. We anticipate that BofAS will act as a market-maker for the Notes, but none of us, the Guarantor or BofAS is required to do so. There is no assurance that any party will be willing to purchase your Notes at any price in any secondary market. BofAS may discontinue its market-making activities as to the Notes at any time. To the extent that BofAS engages in any market-making activities, it may bid for or offer the Notes. Any price at which BofAS may bid for, offer, purchase, or sell any Notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the Notes might otherwise trade in the market. In addition, if at any time BofAS were to cease acting as a market-maker as to the Notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which the Notes could be sold likely would be lower than if an active market existed.
♦
Economic and market factors have affected the terms of the Notes and may affect the market value of the Notes prior to maturity or a call. Because market-linked notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity or a call. These factors include the level of the Underlying and the securities included in the Underlying; the volatility of the Underlying and the securities included in the Underlying; the dividend rate paid on the securities included in the Underlying, if applicable; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the availability of comparable instruments; the creditworthiness of BofA Finance, as issuer, and BAC, as guarantor; and the then current bid-ask spread for the Notes and the factors discussed under “— Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and UBS and its affiliates, may create conflicts of interest with you and may affect your return on the Notes and their market value” below. These factors are unpredictable and interrelated and may offset or magnify each other.
♦
Greater expected volatility generally indicates an increased risk of loss. Volatility is a measure of the degree of variation in the level of the Underlying over a period of time. The greater the expected volatility of the Underlying at the time the terms of the Notes are set, the greater the expectation is at that time that you may lose a significant portion or all of the Stated Principal Amount at maturity. However, the Underlying’s volatility can change significantly over the term of the Notes and a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant portion or all of your initial investment.

Conflict-related Risks
♦
Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and UBS and its affiliates, may create conflicts of interest with you and may affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates, may buy or sell the securities held by or included in the Underlying, or futures or options contracts on the Underlying or those securities, or other listed or over-the-counter derivative instruments linked to the Underlying or those securities. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates also may issue or underwrite other financial instruments with returns based upon the Underlying. We expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the Notes. We, the Guarantor or our other affiliates, including BofAS, and UBS and its affiliates also may enter into hedging transactions relating to other notes or instruments, some of which may have returns calculated in a manner related to that of the Notes offered hereby. We or UBS may enter into such hedging arrangements with one of our or their affiliates. Our affiliates or their affiliates may enter into additional hedging transactions with other parties relating to the Notes and the Underlying. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss. We and our affiliates and UBS and its affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the Notes increases or decreases. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you. While we, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates may from time to time own securities represented by the Underlying, except to the extent that BAC’s or UBS Group AG’s (the parent company of UBS) common stock may be included in the Underlying, as applicable, we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates do not control any company included in the Underlying, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. The transactions described above may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management.

The transactions described above may affect the value of the Underlying in a manner that could be adverse to your investment in the Notes. On or before the Trade Date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on its behalf, and UBS and its affiliates (including for the purpose of hedging some or all of our anticipated exposures in connection with the Notes) may have affected the value of the Underlying. Consequently, the value of the Underlying may change subsequent to the Trade Date, adversely affecting the market value of the Notes. In addition, these activities may decrease the market value of your Notes prior to maturity, and may affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates may purchase or otherwise acquire a long or short position in the Notes and may hold or resell the Notes. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the value of the Underlying, the market value of your Notes prior to maturity or the amounts payable on the Notes.
♦
There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying-related Risks
♦
The Notes are subject to the market risk of the Underlying. The return on the Notes, which may be negative, is directly linked to the performance of the Underlying and indirectly linked to the value of the securities included in the Underlying. The level of the Underlying can rise or fall sharply due to factors specific to the Underlying and the securities included in the Underlying and the issuers of such securities, such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic and political conditions.

♦
The publisher of the Underlying may adjust the Underlying in a way that affects its levels, and the publisher has no obligation to consider your interests. The publisher of the Underlying can add, delete, or substitute the components included in the Underlying or make other methodological changes that could change its level. Any of these actions could adversely affect the value of your Notes.

Tax-related Risks
♦
The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes.  No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. Under the terms of the Notes, you will have agreed with us to treat the Notes as consisting of a put option and a deposit, as more fully described below under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income, gain or loss with respect to the Notes may differ. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

Hypothetical Examples
Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.
The examples below illustrate the hypothetical payment upon a call or at maturity for a $10.00 Stated Principal Amount Note with the following assumptions* (amounts may have been rounded for ease of reference and do not take into account any tax consequences from investing in the Notes):
♦	Stated Principal Amount: $10
♦	Term: Fifteen months, unless earlier called
♦	Hypothetical Initial Value:
o	S&P 500® Index : 100.00
♦	Coupon Rate: 6.00% per annum (or 0.50% per month)
♦	Monthly Coupon Payment: $0.05 per month per Note
♦	Issuer Call: Beginning in August 2022, monthly, on any Coupon Payment Date prior to the Maturity Date
♦	Hypothetical Downside Threshold:
o	S&P 500® Index : 60.00, which is 60% of its hypothetical Initial Value
*The hypothetical Initial Value and Downside Threshold do not represent the actual Initial Value and Downside Threshold, respectively, applicable to the Underlying. The actual Initial Value and Downside Threshold are set forth on the cover page of this pricing supplement. All payments on the Notes are subject to issuer and guarantor credit risk.
Example 1 — Notes are called by us in our sole discretion on the third Coupon Payment Date.
Date	Payment (per Note)
First Coupon Payment Date	$0.05 (Coupon Payment — Not callable)
Second Coupon Payment Date	$0.05 (Coupon Payment — Not callable)
Third Coupon Payment Date	$10.05 (Stated Principal Amount plus Coupon Payment — Notes are called)
Total Payment:	$10.15 (1.50 % total return)
A Coupon Payment is paid on each of the first and second Coupon Payment Dates. Since the Notes are called by us in our sole discretion on the third Coupon Payment Date (which is the first date on which the Notes are callable by us), we will pay you a total of $10.05 per Note (equal to the Stated Principal Amount plus the Coupon Payment) on that Coupon Payment Date. When added to the $0.10 in Coupon Payments received in respect of the first two Coupon Payment Dates, you would have been paid a total of $10.15 per Note, representing a 1.50% total return on the Notes over the approximately three months the Notes were outstanding before they were called by us in our sole discretion. You will not receive any further payments on the Notes.

Example 2 — Notes are NOT called prior to the Maturity Date and the Final Value on the Final Observation Date is at or above the Downside Threshold.
Date	Final Value on the Final Observation Date	Payment (per Note)
S&P 500® Index
First Coupon Payment Date	N/A	$0.05 (Coupon Payment — Not callable)
Second Coupon Payment Date	N/A	$0.05 (Coupon Payment — Not callable)
Third to Fourteenth Coupon Payment Dates	N/A	$0.05 (Coupon Payment on each Coupon Payment Date—Notes are not called)
Final Observation Date	99.00 (at or above Downside Threshold)	$10.05 (Stated Principal Amount plus the final Coupon Payment)
	Total Payment:	$10.75 (7.50% total return)
A Coupon Payment is paid on each of the first fourteen Coupon Payment Dates , but the Notes are not called. On the final Observation Date, the Final Value closes above the Downside Threshold. At maturity, we will pay you $10.05 per Note (equal to the Stated Principal Amount plus the final Coupon Payment). When added to the Coupon Payments of $0.70 received in respect of the first fourteen Coupon Payment Dates, you would have been paid a total of $10.75 per Note, representing a 7.50% total return on the Notes over fifteen months.
Example 3 — Notes are NOT called prior to the Maturity Date and the Final Value on the Final Observation Date is below the Downside Threshold.
Date	Final Value on the Final Observation Date	Payment (per Note)
S&P 500® Index
First Coupon Payment Date	N/A	$0.05 (Coupon Payment — Not callable)
Second Coupon Payment Date	N/A	$0.05 (Coupon Payment — Not callable)
Third to Fourteenth Coupon Payment Dates	N/A	$0.05 (Coupon Payment on each Coupon Payment Date — Notes are not called)
Final Observation Date	30.00 (below Downside Threshold)	$10.00 × [1 + Underlying Return of the Underlying] = $10.00 × [1 + -70.00%] = $10.00 × 0.30 = $3.00 $3.00+$0.05 = $3.05 (Payment at Maturity)
	Total Payment:	$3.75 (-62.50% total return)
A Coupon Payment is paid on each of the first fourteen Coupon Payment Dates, but the Notes are not called. On the Final Observation Date, the Underlying closes below the Downside Threshold. At maturity, investors are exposed to the proportionate downside performance of the Underlying and you will receive $3.00 per Note, which reflects the percentage decrease of the closing level of the Underlying from the Trade Date to the Final Observation Date, plus the final Coupon Payment of $0.05, for a Payment at Maturity of $3.05. When added to the $0.70  in Coupon Payments received in respect of the first fourteen Coupon Payment Dates, you would have been paid a total of $3.75 per Note, representing a -62.50% total return over fifteen months.

The Underlying
All disclosures contained in this pricing supplement regarding the Underlying, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“SPDJI”), the sponsor of the SPX. We refer to SPDJI as the “Underlying Sponsor.” The Underlying Sponsor, which licenses the copyright and all other rights to the Underlying, has no obligation to continue to publish, and may discontinue publication of, the Underlying. The consequences of the Underlying Sponsor discontinuing publication of the Underlying are discussed in “Description of the Notes—Discontinuance of an Index” in the accompanying product supplement. None of us, the Guarantor, the Calculation Agent, or either Selling Agent accepts any responsibility for the calculation, maintenance or publication of the Underlying or any successor index.
None of us, the Guarantor, the Selling Agents or any of our or their respective affiliates makes any representation to you as to the future performance of the Underlying.
You should make your own investigation into the Underlying.
The S&P 500® Index
The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
The SPX includes companies from eleven main groups: Communication Services; Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Real Estate; Materials; and Utilities. SPDJI may from time to time, in its sole discretion, add companies to, or delete companies from, the SPX to achieve the objectives stated above.
Company additions to the SPX must have an unadjusted company market capitalization of $8.2 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $6.1 billion or more).
SPDJI calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.
Computation of the SPX
While SPDJI currently employs the following methodology to calculate the SPX, no assurance can be given that SPDJI will not modify or change this methodology in a manner that may affect the Payment at Maturity.
Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, SPDJI began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. SPDJI’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.
Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, SPDJI would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, SPDJI would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If a constituent company of the SPX reorganizes into a multiple share class line structure, that company will remain in the SPX at the discretion of the S&P Index Committee in order to minimize turnover.

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.
Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.
To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.
Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior. If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.
Historical Performance of the SPX
The following graph sets forth the daily historical performance of the SPX in the period from January 3, 2017 through the Trade Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the SPX’s Downside Threshold of 2,580.10 (rounded to two decimal places), which is 60% of the SPX’s Initial Value of 4,300.17.
This historical data on the SPX is not necessarily indicative of the future performance of the SPX or what the value of the Notes may be. Any historical upward or downward trend in the level of the SPX during any period set forth above is not an indication that the level of the SPX is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the levels of the SPX.

License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"). The SPX is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by MLPF&S.
The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SPX to track general market performance. S&P Dow Jones Indices’ only relationship to MLPF&S with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us, MLPF&S, or the Notes. S&P Dow Jones Indices have no obligation to take our needs, BAC’s needs or the needs of MLPF&S or holders of the Notes into consideration in determining, composing or calculating the SPX. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX. It is possible that this trading activity will affect the value of the Notes.
S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, BAC, MLPF&S, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MLPF&S, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest
BofAS, an affiliate of BofA Finance and the lead selling agent for the sale of the Notes, will receive an underwriting discount of $0.10 for any Note sold in this offering. UBS, as selling agent for sales of the Notes, has agreed to purchase from BofAS, and BofAS has agreed to sell to UBS, all of the Notes sold in this offering for $9.90 per Note. UBS proposes to offer the Notes to the public at a price of $10.00 per Note. UBS will receive an underwriting discount of $0.10 for each Note it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the Notes are not sold at the initial offering price, BofAS may change the public offering price and other selling terms.
BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as lead selling agent in the distribution of the Notes. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the Notes against payment therefor in New York, New York on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.
BofAS and any of our other broker-dealer affiliates may use this pricing supplement, and the accompanying product supplement, prospectus supplement and prospectus, for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.
As agreed by BofAS and UBS, for approximately a three-month period after the Trade Date, to the extent BofAS offers to buy the Notes in the secondary market, it will do so at a price that will exceed the estimated value of the Notes at that time. The amount of this excess will decline on a straight line basis over that period. Thereafter, if BofAS buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to its pricing models at that time. Any price at any time after the Trade Date will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying and the remaining term of the Notes. However, none of us, the Guarantor, BofAS, UBS or any other party is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.
Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Notes.
Sales Outside of the United States
The Notes have not been approved for public sale in any jurisdiction outside of the United States. There has been no registration or filing as to the Notes with any regulatory, securities, banking, or local authority outside of the United States and no action has been taken by BofA Finance, BAC, BofAS or any other affiliate of BAC, or by UBS or any of its affiliates, to offer the Notes in any jurisdiction other than the United States. As such, these Notes are made available to investors outside of the United States only in jurisdictions where it is lawful to make such offer or sale and only under circumstances that will result in compliance with applicable laws and regulations, including private placement requirements.
Further, no offer or sale of the Notes is being made to residents of:
●	Aruba
●	Australia
●	Bahamas
●	Barbados
●	Belgium
●	Crimea
●	Cuba
●	Curacao
●	Gibraltar
●	Indonesia
●	Italy
●	Iran
●	Kazakhstan
●	Malaysia
●	North Korea
●	Norway
●	Russia
●	Syria
●	Venezuela

You are urged to carefully review the selling restrictions that may be applicable to your jurisdiction beginning on page S-68 of the accompanying prospectus supplement.
European Economic Area and United Kingdom
None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has  authorized, nor does it authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.
United Kingdom
The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantor.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.

Structuring the Notes
The Notes are our debt securities, the return on which is linked to the performance of the Underlying. The related guarantees are BAC’s obligations. Any payments on the Notes, including any Coupon Payments, depend on the credit risk of BofA Finance and BAC and on the performance of the Underlying.  The economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing and are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked Notes, and the economic terms of certain related hedging arrangements it enters into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charges described elsewhere in this pricing supplement, reduced the economic terms of the Notes to you and the initial estimated value of the Notes. Due to these factors, the public offering price you are paying to purchase the Notes is greater than the initial estimated value of the Notes as of the Trade Date.
On the cover page of this pricing supplement, we have provided the initial estimated value of the Notes as of the Trade Date.
In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.
For further information, see “Risk Factors” beginning on page PS-7 above and “Supplemental Use of Proceeds” on page PS-19 of the accompanying product supplement.
Validity of the Notes
In the opinion of McGuireWoods LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on the applicable schedule to the master global note that represents the Notes (the  “master note”) identifying the Notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance and the provisions of the indenture governing the Notes and the related guarantee, and the Notes have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus, prospectus supplement and product supplement, such Notes will be the legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligation of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors' rights generally, and to general principles of equity. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the Delaware Limited Liability Company Act and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture governing the Notes and due authentication of the master note, the validity, binding nature and enforceability of the indenture governing the Notes and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated December 30, 2019, which has been filed as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement (File No. 333-234425) of BofA Finance and BAC, filed with the Securities and Exchange Commission on December 30, 2019.
Sidley Austin LLP, New York, New York, is acting as counsel to BofAS and as special tax counsel to BofA Finance and BAC.

U.S. Federal Income Tax Summary
The following summary of the material U.S. federal income tax and estate tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.
Although the Notes are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.
This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
General
There is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes or instruments substantially similar to the Notes. We intend to treat the Notes for all tax purposes as a unit (a “Unit”) consisting of the following:
(i)
a put option (the “Put Option”) written by you to us that, if exercised, requires you to pay us an amount equal to the Deposit (as defined below) in exchange for a cash amount based upon the performance of the Underlying; and

(ii)
a deposit with us of a fixed amount of cash, equal to the issue price of the Note, to secure your obligation under the Put Option (the “Deposit”) that pays you interest based on our cost of borrowing at the time of issuance (the “Deposit Interest”).

Based on the treatment of each Note as a Unit consisting of the Put Option and the Deposit, it would be reasonable to allocate each Coupon Payment between the Deposit and the Put Option and treat 55% of each Coupon Payment as Deposit Interest and 45% of each Coupon Payment as Put Option premium. Under this approach, it would be reasonable to allocate 100% of the issue price of a Note to the Deposit and none to the Put Option.
No statutory, judicial or administrative authority directly addresses the proper treatment of the Notes or instruments substantially similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes. Significant aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain, and no assurance can be given that the IRS or a court will agree with the tax treatment described herein. In the opinion of our counsel, Sidley Austin LLP, the treatment of the Notes described above is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Accordingly, you should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative treatments of the notes). Unless otherwise expressly stated, the remainder of this discussion is based upon, and assumes, the treatment of each Note as a Unit consisting of the Put Option and the Deposit, as well as the allocation of the Coupon Payments and issue price of the Note described above.
Unless otherwise stated, the following discussion is based on the characterization described above.  The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.
We will not attempt to ascertain whether the issuer of any component stocks included in the Underlying would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code.  If the issuer of one or more stocks included in the Underlying were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Notes. You should refer to information filed with the SEC by the issuers of the component stocks included in the Underlying and consult your tax advisor regarding the possible consequences to you, if any, if any issuer of a component stock included in the Underlying is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders
The Deposit Interest payments will be included in the income of a U.S. Holder as interest at the time that such interest is accrued or received in accordance with such U.S. Holder’s regular method of tax accounting. The Put Option premium will not be included in the income of a U.S. Holder until the sale, exchange, redemption or maturity of the Notes. Accordingly, all of the Put Option premium payments on the Notes (except for the last Put Option premium payment) generally will not be included in the income of a U.S. Holder when they are received.
If at maturity the U.S. Holder receives cash equal to the full principal amount plus the last Deposit Interest payment and the last Put Option premium payment, then such U.S. Holder (i) would include the last Deposit Interest payment in income as interest in the manner described above and (ii) would recognize short-term capital gain equal to the entire amount of Put Option premium, which amount is equal to the sum of all of the Put Option premium payments received.
If at maturity the U.S. Holder receives an amount of cash that is less than the full principal amount and receives the last Deposit Interest payment and the last Put Option premium payment, then such U.S. Holder (i) will include the last Deposit Interest payment in income as interest in the manner described above and (ii) will recognize long-term capital gain or loss with respect to the remaining cash received at maturity (other than the last Put Option premium payment) in an amount equal to the difference between (1) the sum of all of the Put Option premiums received (including the last Put Option premium payment) and (2) the excess of the principal amount of the Note over the amount of such cash received.
Upon a redemption of the Notes prior to maturity, a U.S. Holder (i) would include the last Deposit Interest payment in income as interest in the manner described above and (ii) would recognize short-term capital gain equal to the sum of all the Put Option premium payments received.
Upon a sale or exchange of a Note prior to maturity (except upon redemption of the Notes prior to maturity, which is described above), a U.S. Holder will generally recognize short-term or long-term capital gain or loss with respect to the Deposit (depending upon the U.S. Holder’s holding period for the Notes). The U.S. Holder will also generally recognize short-term capital gain or loss with respect to the Put Option. For purposes of determining the amount of such gain or loss, a U.S. Holder should apportion the amount realized on the sale or exchange (other than amounts attributable to accrued but unpaid Deposit Interest payments, which would be taxed as described above) between the Deposit and the Put Option based upon their respective fair market values on the date of such sale or exchange. In general, the amount of capital gain or loss on the Deposit will equal the amount realized that is attributable to the Deposit, less the U.S. Holder’s adjusted tax basis in the Deposit. The amount realized that is attributable to the Put Option plus the total Put Option premiums previously received by the U.S. Holder should be treated as short-term capital gain. Notwithstanding the foregoing, if the fair market value of the Deposit on the date of such sale or exchange exceeds the total amount realized on the sale or exchange (other than amounts attributable to accrued but unpaid Deposit Interest payments), the U.S. Holder should be treated as having (i) sold or exchanged the Deposit for an amount equal to its fair market value on such date and (ii) made a payment (the “Put Option Assumption Payment”) equal to the amount of such excess in exchange for the purchaser’s assumption of the U.S. Holder’s rights and obligations under the Put Option.  In such event, the U.S. Holder should recognize short-term capital gain or loss in respect of the Put Option in an amount equal to the difference between the total Put Option premiums previously received by the U.S. Holder and the Put Option Assumption Payment.
Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Notes. In particular, the IRS could seek to subject the Notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the Notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter. Alternatively, under an alternative characterization of the Notes as single income-bearing financial contracts, the entire Coupon Payments could be required to be included in income as ordinary income by a U.S. holder at the time received accrued. Other alternative characterizations are possible and prospective investors should consult with their tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes.
The IRS released Notice 2008-2 (the “Notice”), which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the Notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any.  Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.
The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.
In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.
Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the Notes should be treated as ordinary gain or loss.
Because the Underlying is an index that periodically rebalances, it is possible that the Notes could be treated as a series of income-bearing single financial contracts, each of which matures on the next rebalancing date.  If the Notes were properly characterized in such a manner, a U.S. Holder would be treated as disposing of the Notes on each rebalancing date in return for new Notes that mature on the next rebalancing date, and a U.S. Holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s tax basis in the Notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the Notes on such date.
Non-U.S. Holders
Assuming the treatment of the Notes as set forth above is respected and subject to the discussions below regarding the potential application of Section 871(m) of the Code and the discussions in the accompanying prospectus regarding FATCA, Coupon Payments with respect to a Note, and gain realized on the sale, exchange or redemption of such Note, should not be subject to U.S. federal income or withholding tax under current law, provided that:
●	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
●	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
●	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code;
●	the certification requirement described below has been fulfilled with respect to the beneficial owner; and
●	and the payment is not effectively connected with the conduct by the Non-U.S. Holder of U.S. trade or business.
Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Note (or a financial institution holding a Note on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form), on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.
Alternative Tax Treatments. As described above under “— U.S. Holders — Alternative Tax Treatments,” the IRS may seek to apply a different characterization and tax treatment from the treatment described herein. While the U.S. federal income and withholding tax consequences to a Non-U.S. Holder of ownership and disposition of a Note under current law should generally be the same as those described immediately above, it is possible that a Non-U.S. Holder could be subject to withholding tax under certain recharacterizations of the Notes.
Moreover, among the issues addressed in the Notice described in “— U.S. Holders — Alternative Tax Treatments” is the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Notes, possibly with retroactive effect. Accordingly, prospective investors should consult their tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including the possible implications of the Notice discussed above. Prospective investors should note that we currently do not intend to withhold on any of the payments made with respect to the Notes to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion regarding FATCA in the accompanying prospectus). However, in the event of a change of law or any formal or informal guidance by the IRS, the Treasury or Congress, we (or the applicable paying agent) may decide to withhold on payments made with  respect to the Notes to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.
Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the Notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.
If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if any Coupon Payment and gain realized on the settlement at maturity, or upon sale, exchange or redemption of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such Coupon Payment and gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes.  In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder.  Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the Notes are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax in addition to the withholding tax described above, tax will be withheld at the applicable statutory rate.  Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.
U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.
Backup Withholding and Information Reporting
Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.